EXHIBIT 5.1

                                                          AUGUST 26, 1999

LYCOS, INC.
400-2 Totten Pond Road
Waltham, MA  02451

RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration under the Securities Act of 1933, as amended, of up to 1,106,094 shares of your Common Stock, all of which are issued and outstanding (the "Shares"). We understand that the Shares are to be sold from time to time in the over-the-counter-market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have also examined the proceedings taken by you in connection with the issuance of the Shares. We assume that the consideration received by you in connection with each issuance of the Shares will include an amount in the form of cash, services rendered or property that exceeds the greater of (i) the aggregate par value of such Shares or (ii) the portion of such consideration determined by the Company's Board of Directors to be "capital" for purposes of the Delaware General Corporation Law.

     Based on the foregoing, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

     We understand that this opinion is to be used only in connection with the offer and sale of the Shares whileh the Registration Statement in effect.

                                          Very truly yours,

                                           /s/Hutchins, Wheeler & Dittmar

                                           HUTCHINS, WHEELER & DITTMAR,
                                           A Professional Corporation





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